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                                                                     Exhibit 4.8

                        LOSS RESERVE SPECIALIST AGREEMENT

                  This LOSS RESERVE SPECIALIST AGREEMENT, dated as of August__, 1996 (this "Loss Reserve Specialist Agreement"), between RESIDENTIAL REINSURANCE LIMITED, a company incorporated under the laws of the Cayman Islands (the "Company"), and [_________________], a corporation organized under the laws of [_____] (the "Loss Reserve Specialist").

                               W I T N E S S E T H

                  WHEREAS, the Company has entered into a Catastrophe Excess Quota Share Reinsurance Agreement, dated the date hereof (the "Reinsurance Agreement"), with United Services Automobile Association, a reciprocal interinsurance exchange organized under the laws of Texas (the "Ceding Insurer") pursuant to which the Ceding Insurer has ceded to the Company, and the Company has accepted, liability for Ultimate Net Losses (capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Reinsurance Agreement) in excess of the Trigger Amount which may accrue to the Ceding Insurer under any and all Policies issued by the Ceding Insurer, as the result of any Loss Occurrence during the Loss Occurrence Period.

                  WHEREAS, the Reinsurance Agreement provides, among other things, that the Company shall have certain rights to analyze the Loss Reserves established by the Ceding Insurer and submitted to the Company for payment in connection with any commutation of the Reinsurance Agreement in accordance with the terms and conditions of the Reinsurance Agreement (a "Commutation");

                  WHEREAS, the Reinsurance Agreement provides for an independent Loss Reserve Specialist appointed by the Company to perform the review of Loss Reserves described in the preceding Recital; and

                  WHEREAS, the Company desires to appoint [                  ]
to serve as the independent Loss Reserve Specialist under the Reinsurance Agreement during the term thereof, and Tillinghast, a Towers Perrin Corporation desires to accept such appointment;
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                      NOW, THEREFORE, in consideration of the premises and the
mutual covenants herein contained,the parties to this Loss Reserve Specialist Agreement (the "Parties") hereby agree as follows:

                  Section 1. Appointment. The Company hereby appoints the Loss Reserve Specialist as its exclusive agent to provide the Services (as defined in Section 2, below), on the terms and subject to the conditions set forth herein. The Loss Reserve Specialist hereby accepts such appointment, on such terms and subject to such conditions.

                  Section 2. Services. (a) The Loss Reserve Specialist shall provide to the Company all services necessary as Loss Reserve Specialist under the Reinsurance Agreement (the "Services"), including, but not limited to:

         (i) undertaking a review of the reserving practices used by the Ceding Insurer in the establishment of Loss Reserves, if any, which review shall be commenced no later than November 15, 1997 (subject to the Ceding Insurer providing adequate access to the Loss Reserve Specialist);

         (ii) receipt and processing of any Final Proof of Loss Claim provided to the Company and the Loss Reserve Specialist by the Ceding Insurer pursuant to Article 9 of the Reinsurance Agreement;

         (iii) acknowledgment of the receipt of any such Final Proof of Loss Claim received from the Ceding Insurer in connection with any Commutation;

         (iv) analysis of the Loss Reserves set forth in any Final Proof of Loss Claim, as necessary, to determine their validity and compensability under the terms of the Reinsurance Agreement, including verification of the amount of any Loss Reserves and the actuarial analysis underlying the establishment thereof, verification of coverage for such Loss Reserves under the terms of the Reinsurance Agreement, and utilization of any relevant documents and/or informa-


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                           tion made available to the Loss Reserve Specialist;

         (v) delivery to the Ceding Insurer on or before December 20, 1997, of a preliminary written certificate (the "Preliminary Loss Reserve Certificate") setting forth the preliminary results of the analysis of Loss Reserves in reasonable detail and including the basis for any conclusions set forth in the Preliminary Loss Reserve Certificate;

         (vi) response, after consultation with the Company, to any inquiry, complaint or request received from the Ceding Insurer, regarding any discrepancy between the appropriate amount of Loss Reserves as set forth in the Preliminary Report and the amount of Loss Reserves set forth in the Final Proof of Loss Claim, recordation of any such inquiry, complaint, or request in logs to be maintained by the Company, and attendance at meetings in San Antonio, Texas, with representatives of the Ceding Insurer if so requested by the Ceding Insurer;

         (vii) delivery to the Ceding Insurer, not later than December 31, 1997, of a detailed final certificate (the "Final Loss Reserve Certificate") of the amount of Loss Reserves believed by the Loss Reserve Spe-cialist to be appropriate for coverage under the Reinsurance Agreement, such Final Loss Reserve Certificate to be in reasonable detail and to contain the basis for any conclusions set forth therein; and


         (viii) generally, all such other acts and things reasonably necessary or otherwise required in connection with the establishment of the amount of Loss Reserves to be included in the calculation of Ultimate Net Losses upon Commutation of the Reinsurance Agreement.

                  (b) In performing its duties under this Loss Reserve Specialist Agreement, the Loss Reserve Specialist shall provide all Services from an office or location outside of the United States; provided, however, that the


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Services described in clauses (i) and (vii) of Section 2(a) may be performed by
United States-based personnel of affiliates of the Loss Reserve Specialist to the extent necessary in order to implement the provisions of this Agreement.

                  (c) Any Preliminary Loss Reserve Certificate or Final Loss Reserve Certificate that specifies a Loss Reserve calculated by the Loss Reserve Specialist that is lower than the Loss Reserve calculated by the Ceding Insurer shall also specify that the Loss Reserve Specialist's Loss Reserve (i) is computed and fairly stated in accordance with United States generally accepted loss reserving standards and principles, (ii) is based upon actuarial assumptions that are relevant to Policy provisions, (iii) is established using reserving techniques applied on a consistent basis throughout the periods covered except as otherwise stated therein or as required by the rules and regulations of the relevant insurance regulatory bodies, and (iv) is in compliance with the requirements of the insurance laws, rules and regulations of the relevant insurance regulatory bodies.

                  Section 3. Books and Records; Access and Ownership. The Loss Reserve Specialist shall maintain at its principal administrative offices in [Bermuda] and retain for applicable periods, as agreed by the Loss Reserve Specialist and the Company or required by law, books and records relating to the Services provided hereunder (the "Books and Records"). The Company, insurance regulatory authorities and their respective designated representatives shall have the right to inspect the Books and Records upon reasonable notice during the Loss Reserve Specialists' normal business hours.

                  The Loss Reserve Specialist acknowledges and agrees that the Books and Records are and shall remain the property of the Company. The Loss Reserve Specialist shall return the Books and Records to the Company upon the termination of this Loss Reserve Specialist Agreement in accordance with Section 9 provided, however, in the event that a dispute arises between the Company and the Loss Reserve Specialist, the Loss Reserve Specialist shall have the right at any time after the termination of this Loss Reserve Specialist Agreement to inspect the Books and Records returned to the Company in so far as such Books and Records relate to the dispute, and to make


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copies thereof or extracts therefrom; and provided, further, that nothing in this Section 3 shall supersede, preclude or otherwise limit any discovery rights otherwise available to the Loss Reserve Specialist or the Company.

                  Section 4. General Provisions. The Company and the Loss Reserve Specialist agree that:

                           (a) During the term of this Loss Reserve Specialist
Agreement, the Loss Reserve Specialist and its affiliates shall not be prohibited or otherwise limited from engaging in any aspect of the insurance or reinsurance business, or any activity that deals with such business, on behalf of or with respect to persons other than the Company; provided, that neither the Loss Reserve Specialist nor any of its affiliates retained to provide Services hereunder shall, during the term of this Loss Reserve Specialist Agreement, engage in any aspect of the insurance or reinsurance business with such persons if the terms of such engagement would, in the good faith judgment of the Loss Reserve Specialist, materially adversely affect the Loss Reserve Specialist's provision of Services hereunder in accordance with the terms hereof.

                           (b) The Company and the Loss Reserve Specialist are
not partners or joint venturers with each other, and nothing herein shall be construed as to make them such partners or joint venturers, or impose any liability as such on either of them. The Loss Reserve Specialist shall perform its duties hereunder as an independent contractor.

                           (c) The Company shall not require the Loss Reserve
Specialist to provide, and the Loss Reserve Specialist shall not provide, Services in the event that the provision of such Services, to the knowledge of the Loss Reserve Specialist or the Company, as the case may be, would violate, conflict with or result in the breach of any (i) charter document of the Company, (ii) statute, law, rule, regulation, judgment, decree, order or permit of any governmental authority or (iii) any material agreement to which the Company is a party or by which it is bound. The Company covenants and agrees that it shall not adopt or amend any charter document or enter into or become bound by any agreement that would be violated,


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conflicted with or breached by the provision of services by the Loss Reserve
Specialist as contemplated by this Loss Reserve Specialist Agreement.

                           (d) Subject to the next sentence of this Section
4(d), the Loss Reserve Specialist may retain legal, financial, actuarial and other advisors and service providers, including affiliates of the Loss Reserve Specialist, in connection with the provision of Services hereunder; provided, however, that the Loss Reserve Specialist shall not be relieved of its obligation to provide Services satisfying the standards set forth in this Loss Reserve Specialist Agreement by the retention of any such persons; and, provided, further, that the charges or fees of any such persons for such Services shall be paid by the Loss Reserve Specialist from the amount set forth in Section 5. The Loss Reserve Specialist shall promptly notify the Company of its retention of any affiliate for purposes of providing any Services hereunder and shall not retain any affiliate for purposes of providing such Services without the prior approval of the Board of Directors of the Company.

                  Section 5. Fee. In consideration of the Services provided to the Company hereunder, the Company shall pay the Loss Reserve Specialist a fee of $______, payable upon its execution and delivery hereof.

                  Section 6. Indemnification by the Company. (a) Notwithstanding anything to the contrary in this Loss Reserve Specialist Agreement, neither the Loss Reserve Specialist, nor any affiliate of the Loss Reserve Specialist, nor any person who is or was a director, offi- cer, employee or agent of the Loss Reserve Specialist or any such affiliate nor any person who is or was serving at the request of the Loss Reserve Specialist or any such affiliate as a director, officer, partner, trustee, employee or agent of another person (collectively, the "Loss Reserve Specialist Indemnitees") shall be liable to the Company for any action or inaction taken or omitted to be taken by such Loss Reserve Specialist Indemnitee; provided, however, that such Loss Reserve Specialist Indemnitee acted (or failed to act) in good faith and such action or inaction does not constitute actual fraud, negligence or wilful or wanton misconduct.


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                           (b) The Company shall, to the fullest extent not
prohibited by law, indemnify each Loss Reserve Specialist Indemnitee against all liabilities and reasonable costs and expenses (including reasonable legal fees and expenses) incurred by such Loss Reserve Specialist Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Loss Reserve Specialist Indemnitee was or is a party or is threatened to be made a party by reason of the Services provided to the Company hereunder by the Loss Reserve Specialist or such Loss Reserve Specialist Indemnitee's status as an affiliate of the Loss Reserve Specialist, a director, officer, employee or agent of the Loss Reserve Specialist or any such affiliate or a person serving at the request of the Loss Reserve Specialist or any such affiliate as a director, officer, partner, trustee, employee or agent of another person and that relates to this Loss Reserve Specialist Agreement, the management and operation of the Company or the business and affairs of the Company; provided, however, that such Loss Reserve Specialist Indemnitee acted (or failed to act) in good faith and such action or inaction does not constitute actual fraud, negligence or wilful or wanton misconduct.

                           (c) Liabilities and reasonable costs and expenses
(including reasonable legal fees and expenses) incurred in investigating or defending any claim, demand, action, suit or proceeding subject to Section 6(b) shall be paid by the Company as and when incurred upon receipt of an undertaking (which need not be secured) by or on behalf of the Loss Reserve Specialist Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that such indemnification is prohibited by law or not within the scope of Section 6(b).

                           (d) The indemnification provided by this Section 6
shall be in addition to any other rights to which the Loss Reserve Specialist Indemnitees may be entitled under any agreement or undertaking of the Company or as a matter of law or otherwise, and shall continue as to a Loss Reserve Specialist Indemnitee who has ceased to serve in a capacity for which the Loss Reserve Specialist Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors,


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assigns, administrators and personal representatives of the Loss Reserve
Specialist Indemnitee.

                           (e) The provisions of this Section 6 are for the
benefit of the Loss Reserve Specialist Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Loss Reserve Specialist Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

                  Section 7. Indemnification by the Loss Reserve Specialist. (a) The Loss Reserve Specialist shall indemnify the Company, any affiliate of the Company, any person who is or was a director, officer, employee or agent of the Company or any such affiliate and any person who is or was serving at the request of the Company or any such affiliate as a director, officer, partner, trustee, employee or agent of another person (collectively, the "Company Indemnitees") against all liabilities and reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Company Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Company Indemnitee was a party, but only insofar as the same have been determined by a final, non-appealable order of a court of competent jurisdiction to have arisen as a proximate result of the actual fraud, negligence or wilful or wanton misconduct of the Loss Reserve Specialist or any of the directors, officers, employees or agents of the Loss Reserve Specialist in the provision of Services under this Loss Reserve Specialist Agreement.

                  (b) The indemnification provided by this Section 7 shall be in addition to any other rights to which the Company Indemnitees may be entitled under any agreement or undertaking of the Loss Reserve Specialist or as a matter of law or otherwise, and shall continue as to a Company Indemnitee who has ceased to serve in a capacity for which the Company Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Company Indemnitee.

                  (c) The provisions of this Section 7 are for the benefit of the Company Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Company Indemnitees and shall not be


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deemed to create any rights for the benefit of any other persons.

                  Section 8. Procedure for Indemnification. (a) If the Company or Loss Reserve Specialist (for the purposes of this Section 8, the "Indemnifying Party") has become obligated to indemnify pursuant to Section 6 or 7, as the case may be, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to a Company Indemnitee or a Loss Reserve Specialist Indemnitee, as the case may be (for the purposes of this Section 8, the "Indemnified Party"), hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party, specifying in reasonable detail the facts upon which the claimed right to indemnification is or may be based; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 8 shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

                           (b) An Indemnifying Party may elect to defend,
compromise and settle, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel reasonably satisfactory to the Indemnified Party, any third party claim. If an Indemnifying Party elects to defend a third party claim, it shall, within 30 days of its receipt of notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so and such Indemnified Party shall cooperate in the defense of such third party claim to the extent reasonably requested in writing by the Indemnifying Party. After notice from an Indemnifying Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this
Section 8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If an Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election as provided in this Section 8, such Indemnified Party may defend, compromise and settle such third party claim subject to the conditions set forth below. Notwithstand-


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ing the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a third party claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of any other Indemnifying Party or Indemnified Party; provided, that (upon reasonable notice thereof) consent to compromise or settle or the entry of a judgment shall not be unreasonably withheld or delayed, (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, subject to such third party claim, of a full and final release from all liability in respect to such claim or litigation and (iii) no Indemnified Party may compromise or settle any claim or consent to the entry of any judgment for money damages without the prior written consent of the Indemnifying Party, provided, that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed.

                           (c) Any claim on account of an indemnifiable loss
hereunder which does not result from a third party claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days from the date of its receipt of such notice to respond thereto. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, subject of the provisions of this
Section 8(c), and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 30 day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party under applicable law.

                  Section 9. Termination. (a) This Loss Reserve Specialist Agreement may be terminated by the Loss Reserve Specialist upon 45 days' written notice by the Loss Reserve Specialist to the Company if the Company fails to perform or observe in any material respect, or commits a material breach of, any material provision of


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this Loss Reserve Specialist Agreement and such failure or breach has not been cured to the reasonable satisfaction of the Loss Reserve Specialist within 30 days after notice thereof.

                           (b) This Loss Reserve Specialist Agreement may be
terminated by the Company:

                  (i) upon written notice by the Company to the Loss Reserve Specialist (such notice to specify the date of termination, which may not be later than six months following such notice) if the Loss Reserve Specialist fails to perform or to observe in any material respect, or commits a material breach of, any material provision of this Loss Reserve Specialist Agreement relating to the Company and such failure or breach has not been cured to the reasonable satisfaction of the Company within 30 days after notice thereof; or

                  (ii) upon 30 days notice for any reason.

                           (c)  In the event of termination of this
Loss Reserve Specialist Agreement:

                  (i) the Company shall immediately arrange, at the Company's sole cost, for the return or transfer to a succeeding Loss Reserve Specialist, if any, of all Books and Records of the Company provided to the Loss Reserve Specialist; and

                  (ii) the Loss Reserve Specialist will cooperate fully with the Company in such return or transfer.

                           (d) The termination of this Loss Reserve Specialist
Agreement as to any Party shall be without prejudice to any rights or liabilities of any Party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Loss Reserve Specialist Agreement that are expressly or by necessary implication intended to survive such termination.

                           (e) No termination of this Loss Reserve Specialist
Agreement, or other resignation or removal of the Loss Reserve Specialist, and no appointment of a successor Loss Reserve Specialist, shall become effective until the acceptance of appointment by the successor Loss


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Reserve Specialist in accordance with this Section 9(e). Any successor Loss
Reserve Specialist shall deliver a written acceptance of its appointment to the retiring Loss Reserve Specialist and to the Company. Thereupon, the resignation or removal of the retiring Loss Reserve Specialist shall become effective, and the successor Loss Reserve Specialist shall have all the rights, powers and duties of the Loss Reserve Specialist under this Loss Reserve Specialist Agreement.

                  Section 10. Personnel, Facilities, Resources and Authority of the Loss Reserve Specialist. The Loss Reserve Specialist represents and warrants to the Company that, as of the date of this Loss Reserve Specialist Agreement, the Loss Reserve Specialist has (i) sufficient personnel, facilities and resources adequately to provide the Services as contemplated by this Loss Reserve Specialist Agreement and (ii) all permits, certificates, licenses, approvals, registrations or authorizations of any regulatory or governmental authority ("Permits") required in connection with the provision of Services under this Loss Reserve Specialist Agreement, except for such Permits the absence of which would not have a material adverse effect on the ability of the Loss Reserve Specialist to provide such Services. The Loss Reserve Specialist covenants and agrees with the Company that, for the term of this Loss Reserve Specialist Agreement, it shall maintain (i) sufficient personnel, facilities and resources in its[Bermuda](or other non-U.S) office adequately to provide the Services as contemplated by this Loss Reserve Specialist Agreement and (ii) all Permits required in connection with the provision of Services under this Loss Reserve Specialist Agreement, except for such Permits the absence of which would not have a material adverse effect on the ability to the Loss Reserve Specialist to provide such Services.

                  Section 11. Assignment. Except for the assignment by the Company to the Indenture Trustee (as defined in that certain Indenture, dated as of August ___, 1996, between Residential Reinsurance Limited and [_______], as Indenture Trustee (the "Indenture")) in accordance with the terms of the Indenture, none of the parties thereto shall assign or transfer or permit the assignment or transfer of this Loss Reserve Specialist Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. All


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such assignments shall be subject to all necessary regulatory approvals.

                  Section 12. Amendments and Waivers. This Loss Reserve Specialist Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the Parties hereto and, solely in the case of amendments or modifications of Section 13 that materially and adversely affect the Ceding Insurer, the Ceding Insurer. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a Party or any provision of this Loss Reserve Specialist Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  Section 13. Confidentiality. (a) As used in this Section 13, the term "Confidential Information" shall mean any information derived in connection with the provision of Services by the Loss Reserve Specialist, except such information which was previously known by the Loss Reserve Specialist and not considered confidential and/or is or becomes generally available to the public other than as a result of disclosure by the Loss Reserve Specialist or its directors, officers, employees, agents or representatives, and/or is or becomes available to the Loss Reserve Specialist on a non-confidential basis from a source other than the Company.

                           (b) The Loss Reserve Specialist will hold all
Confidential Information confidential and will not disclose such Confidential Information to any person except as may be required to perform the Services or to effect the assignment of this Claims Administration Agreement by the Company to the Indenture Trustee for the benefit of the Noteholders, as authorized in advance by the Company in writing or otherwise, or as may be required by law, in which case the Loss Reserve Specialist shall promptly provide notice to the Company and the Ceding Insurer that such Confidential Information has


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been subpoenaed or otherwise demanded, so that the Company and the Ceding
Insurer may seek a protective order or other appropriate remedy. The Loss Reserve Specialist will use its reasonable best efforts to obtain or assist the Company and the Ceding Insurer in obtaining such protective order or other remedy. The Ceding Insurer shall be a third party beneficiary of the obligations of the Loss Reserve Specialist in this Section 13(b) and may enforce such obligations directly.

                  Section 14. Entire Agreement. Except for the terms of the Reinsurance Agreement, this Loss Reserve Specialist Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

                  Section 15. Governing Law. This Loss Reserve Specialist Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

                  Section 16. Notices. All written notices required under this Loss Reserve Specialist Agreement shall be given in writing and shall be deemed to have been given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company, to:

                           c/o Midland Bank Trust Corporation
                             (Cayman) Limited
                           P.O. Box 309
                           Grand Cayman, Cayman Islands
                           British West Indies
                           Telephone No.:            (809) 949-7755


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                           Telecopy No.:             (809) 949-7634
                           Attention:  President

                  (b)      if to the Loss Reserve Specialist, to:

                           [                       ]

                  (c)      if to the Ceding Insurer, to:

                           [                       ].

                  Section 17. No Third Party Beneficiaries. Except as provided in the first sentence of Section 12 and Section 13(b), nothing in this Loss Reserve Specialist Agreement is intended to confer any rights or remedies under or by reason of this Loss Reserve Specialist Agreement on any persons other than the Parties and their respective successors and assigns. Nothing in this Loss Reserve Specialist Agreement is intended to relieve or discharge the obligations or liability of any third persons to any of the Parties. Except as provided in the first sentence of Section 12 and Section 13(b), no provision of this Loss Reserve Specialist Agreement shall give any third persons any right of subrogation or action over or against any of the Parties.

                  Section 18. Definitions. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Reinsurance Agreement.

                  Section 19. Counterparts. This Loss Reserve Specialist Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  Section 20. Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Loss Reserve Specialist Agreement.

                  Section 21. Legal Enforceability. Any provi- sion of this Loss Reserve Specialist Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibitation or unenforceability without affecting


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
the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Loss Reserve Specialist Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 22. Specific Performance. Each of the Parties hereto acknowledges and agrees that in the event of a breach of this Loss Reserve Specialist Agreement, each non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Loss Reserve Specialist Agreement in any action instituted in any state or federal court sitting in New York, New York.

                  Section 23. Capacity. Each of the Parties hereto acknowledges and agrees that the Loss Reserve Specialist is acting solely as an independent contractor in rendering the Services hereunder and nothing herein contained, express or implied, is intended to create any other relationship, whether as principal or otherwise.

                  Section 24. No Petition. The Loss Reserve Specialist hereby covenants and agrees that it will not at any time institute against the Company, or join in any institution against the Company of, any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to this Loss Reserve Specialist Agreement.


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
                  IN WITNESS WHEREOF, each of the Parties has caused this Loss Reserve Specialist Agreement to be executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.

                                                 RESIDENTIAL REINSURANCE LIMITED

                                                 By _________________________
                                                    Name:
                                                    Title:

                                                 By _________________________
                                                    Name:
                                                    Title:

                                                 [________________________]


                                                 By _________________________
                                                    Name:
                                                    Title:

                                                 By _________________________
                                                    Name:
                                                    Title:


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